ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-132747 Dated February 11, 2008

Yield Optimization Notes with Contingent Protection

Enhanced Income Strategies for Equity Investors

UBS AG $•   Notes linked to the common stock of McDonald’s Corp. due on or about February 27, 2009
UBS AG $•   Notes linked to the common stock of AT&T Inc. due on or about February 27, 2009
UBS AG $•   Notes linked to the common stock of Dell Inc. due on or about February 27, 2009
UBS AG $•   Notes linked to the common stock of Oracle Corp. due on or about February 27, 2009
UBS AG $•   Notes linked to the common stock of Schlumberger LTD due on or about February 27, 2009
UBS AG $•   Notes linked to the common stock of Monsanto Comp. due on or about February 27, 2009

Investment Description

Yield Optimization Notes with Contingent Protection (the ”Notes”) are notes issued by UBS AG (”UBS”) linked to the performance of the common stock of a specific company (the ”underlying stock”). The Notes pay an enhanced coupon and provide either a return of principal or shares of the applicable underlying stock at maturity. The enhanced coupon is designed to compensate you for the risk that you may receive a share of the underlying stock at maturity for each Note held that is worth less than your principal. At maturity, you will receive one share of the applicable underlying stock (subject to adjustments in the case of certain corporate events described in the accompanying YONCP product supplement under "General Terms of the Notes — Antidilution Adjustments", as supplemented on page 15 of this free writing prospectus) for each of your Notes if the closing price of the applicable underlying stock falls below the specified trigger price on any trading day during the observation period. Otherwise, you will receive your principal in cash. We will make coupon payments during the term of the Notes regardless of the performance of the underlying stock. Investing in the Notes involves significant risks. You may lose some or all of your principal.

Features
☐	Enhanced coupon payments are made regardless of the performance of the applicable underlying stock and are designed to compensate you for the fact that the Notes are not fully principal protected and that you could lose some or all of your principal.
☐	Contingent protection feature protects your principal only if the closing price of the applicable underlying stock never falls below the trigger price during the observation period and you hold the Notes to maturity:
♦	If the closing price of the applicable underlying stock never falls below the trigger price, at maturity you will receive a cash payment equal to your principal amount. You will not participate in any appreciation of the applicable underlying stock at maturity.
♦	If the closing price of the applicable underlying stock falls below the trigger price on any trading day during the observation period, at maturity you will receive one share of the applicable underlying stock for each of your Notes. If you receive shares of the applicable underlying stock at maturity, they may be worth less (or more) than your principal or may be worthless.

Key Dates*

Trade Date	February 25, 2008
Settlement Date**	February 29, 2008
Coupon Payment Dates	May 30, 2008, August 29, 2008 November 28, 2008, February 27, 2009
Final Valuation Date	February 24, 2009
Maturity Date	February 27, 2009
*	The Notes are expected to price on or about February 25, 2008 and settle on or about February 29, 2008. In the event that we make any changes to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Notes remains the same.
**	We expect to deliver each offering of the Notes against payment on or about the fourth business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the trade date will be required, by virtue of the fact that each Note initially will settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.

Note Offerings

These terms relate to six separate Notes we are offering. Each of the six Notes is linked to the common stock of a different company, and each of the six Notes has a different coupon rate, initial price and trigger price. The coupon rate, initial price and trigger price for each Note will be set on the trade date. The performance of each Note will not depend on the performance of any other Note.

Underlying Stocks	Coupon Per Annum*	Initial Price	Trigger Price	CUSIP	ISIN
Common stock of McDonald’s Corp.	7.75% to 9.00%	•	75% of Initial Price	902641802	US9026418023
Common stock of AT&T Inc.	8.75% to 10.00%	•	70% of Initial Price	902641885	US9026418858
Common stock of Dell Inc.	9.75% to 11.00%	•	70% of Initial Price	902641877	US9026418775
Common stock of Oracle Corp.	9.75% to 11.00%	•	70% of Initial Price	902641869	US9026418692
Common stock of Schlumberger LTD	10.25% to 11.50%	•	70% of Initial Price	902641851	US9026418510
Common stock of Monsanto Comp.	10.25% to 12.25%	•	50% of Initial Price	902641844	US9026418445
*	Paid quarterly in arrears in four equal installments.

See “Additional Information about UBS and the Notes” on page 2. Each Note we are offering will have the terms set forth in the product supplement relating to the Notes, the accompanying prospectus and this free writing prospectus. See “Key Risks” on page 5 and the more detailed “Risk Factors” beginning on page PS-10 of the product supplement relating to the Notes for risks related to an investment in the Notes. Your Note does not guarantee any return of principal at maturity. At maturity, if you receive shares of the underlying stock, they may be worth less (or more) than your principal or may be worthless.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying YONCP product supplement or prospectus. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Notes	Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
McDonald’s Corp.	•	100%	•	2.00%	•	98.00%
AT&T Inc.	•	100%	•	2.00%	•	98.00%
Dell Inc.	•	100%	•	2.00%	•	98.00%
Oracle Corp.	•	100%	•	2.00%	•	98.00%
Schlumberger LTD	•	100%	•	2.00%	•	98.00%
Monsanto Comp.	•	100%	•	2.00%	•	98.00%

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the Notes, which we refer to as the “YONCP product supplement”) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-657-9836.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	YONCP product supplement dated February 28, 2007:

http://www.sec.gov/Archives/edgar/data/1114446/000093041307001862/c47037.htm

♦	Prospectus dated March 27, 2006:

http://www.sec.gov/Archives/edgar/data/1114446/000095012306003728/y17280ae424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Yield Optimization Notes with Contingent Protection” or the “Notes” refer to four different Notes that are offered hereby. Also, references to the “YONCP product supplement” mean the UBS product supplement, dated February 28, 2007, relating to the Notes generally, and references to the “accompanying prospectus” mean the UBS prospectus, dated March 27, 2006.

Common Terms for Each Offering of the Notes

Issuer	UBS AG, Jersey Branch
Principal Amount per Note	Equal to the initial price (as defined below) of the applicable underlying stock
Term	12 months(1)
Coupon Payment	Coupon payment paid quarterly in arrears, regardless of the performance of the applicable underlying stock, as specified on the first page of this free writing prospectus
Payment at Maturity (per Note)

➢

If the closing price of the applicable underlying stock never falls below the trigger price on any trading day during the observation period, at maturity we will pay you an amount in cash equal to your principal amount.

➢

If the closing price of the applicable underlying stock falls below the trigger price on any trading day during the observation period, at maturity we will deliver to you one share of the applicable underlying stock for each Note you own.

Each Note is not fully principal protected. The shares you may receive at maturity could be worth less than your principal or may be worthless.
Closing Price	On any trading day, the last reported sale price of the applicable underlying stock on the principal national securities exchange on which it is listed for trading
Initial Price	The closing price of the applicable underlying stock on the trade date
Observation Period	The period starting on, and including, the trade date and ending on, and including, the final valuation date
Trading Day	A “trading day” is a business day, as determined by the calculation agent, on which trading is generally conducted on the NYSE, the AMEX, NASDAQ, the Chicago Mercantile Exchange, the Chicago Board Options Exchange and in the over-the-counter market for equity securities in the United States and a market disruption event has not occurred.

Determining Payment at Maturity for Each Offering of the Notes

You will receive one share of the applicable underlying stock for each Note you own (subject to adjustments in the case of certain corporate events, as described in the accompanying YONCP product supplement and this free writing prospectus).

♦	If the market price of the applicable underlying stock on the maturity date is less than the initial price, the shares you receive at maturity will be worth less than the principal amount of your Notes.
♦	If the market price of the applicable underlying stock on the maturity date is greater than the initial price, the shares you receive at maturity will be worth more than the principal amount of your Notes.

Your Notes are not fully principal protected. The shares you may receive at maturity could be worth less than your principal or may be worthless.

(1)	In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Notes is one year.

Investor Suitability

The Notes may be suitable for you if:

♦	You have a moderate to high risk tolerance.
♦	You are willing to receive shares of the applicable underlying stock at maturity that may be worth less than your principal or may be worthless.
♦	You believe the market price of the applicable underlying stock is not likely to appreciate by more than the value of the coupons paid on the Notes.
♦	You believe the closing price of the applicable underlying stock is not likely to fall below the trigger price at any time during the observation period.
♦	You are willing to make an investment that will be exposed to the same downside price risk as an investment in the applicable underlying stock.
♦	You are willing to accept the risk of fluctuations in the market price of the applicable underlying stock.
♦	You are willing to invest in the applicable Note based on the anticipated coupon range (the actual coupon rate will be determined on the trade date).
♦	You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

The Notes may not be suitable for you if:

♦	You seek an investment that is 100% principal protected.
♦	You are not willing to receive shares of the applicable underlying stock at maturity.
♦	You believe the market price of the applicable underlying stock is likely to appreciate by more than the value of the coupons paid on the Notes.
♦	You believe the closing price of the applicable underlying stock is likely to fall below the trigger price during the observation period.
♦	You are not willing to accept the risks of owning equities in general and the applicable underlying stock in particular.
♦	You prefer lower risk and, therefore, accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.
♦	You are unable or unwilling to hold the Notes to maturity.
♦	You seek an investment for which there will be an active secondary market.

What Are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page PS-29 of the YONCP product supplement. The following discussion supplements, and to the extent inconsistent with replaces, the discussion in “Supplemental U.S. Tax Considerations” on page PS-29 of the YONCP product supplement.

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent short-term debt instrument and a put option contract in respect of a forward contract relating to the underlying stock. Under this characterization of the Notes, interest paid in respect of each offering of the Notes would be divided into two components for tax purposes: the debt component and the contract component.

Debt component—Amounts treated as interest on the debt component would be subject to the general rules governing interest payments on short term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers that elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers would include interest into income upon receipt of such interest.

Contract component—The contract component would generally not be taxed until sale or maturity. At maturity, the contract component would be taxed either as a short-term capital gain if the principal is repaid in cash or as a reduction of the cost basis if shares are delivered.

Underlying Stocks	Coupon per Annum (to be determined on trade date)	Debt Component per Annum		Contract Component per Annum
Common stock of McDonald’s Corp.	7.75% to 9.00%	•	%	•	%
Common stock of AT&T Inc.	8.75% to 10.00%	•	%	•	%
Common stock of Dell Inc.	9.75% to 11.00%	•	%	•	%
Common stock of Oracle Corp.	9.75% to 11.00%	•	%	•	%
Common stock of Schlumberger LTD	10.25% to 11.50%	•	%	•	%
Common stock of Monsanto Comp.	10.25% to 12.25%	•	%	•	%

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes as described above. In light of the uncertainty as to the United States federal income tax treatment, it is possible that your security could be treated as a single contingent short-term debt instrument. However, there are no specific rules that govern this type of instrument and therefore if your security were characterized as a single contingent short-term debt instrument, the tax treatment of your security would not be entirely clear. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes.

In addition, the Internal Revenue Service has recently released a notice that may affect the taxation of holders of the Notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. It is not clear whether the notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance they will ultimately issue, if any, and whether such guidance will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Secondary Purchasers.  If you are a secondary purchaser of the security, you would be required to allocate your purchase price for the security between the debt component and the contract component based on the respective fair market values of each on the date of purchase. If the portion of your purchase price allocated to the debt component is at a discount from the principal amount of the security, special market discount rules applicable to short-term debt instruments may apply. You should consult your tax advisor with respect to such rules if you purchase your security at a discount.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, including the consequences of a sale or exchange of the Notes, please see the discussion under “Supplemental U.S. Tax Considerations” on page PS-29 of the YONCP product supplement and consult your tax advisor.

Key Risks

An investment in any offering of the Notes involves significant risks. Some of the risks that apply to each offering of the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the YONCP product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of Loss of Contingent Protection — Your principal will be protected only if the closing price of the applicable underlying stock never falls below the trigger price on any trading day during the observation period and the Notes are held to maturity. If the closing price of the applicable underlying stock falls below the trigger price on any trading day during the observation period, the contingent protection feature will be eliminated and you will be fully exposed at maturity to any decline in the market price of the applicable underlying stock. Greater expected volatility with respect to a Note’s underlying stock reflects a higher expectation as of the trade date that a stock could fall below its trigger price over the term of the Note. This greater expected risk will generally be reflected in a higher coupon payable on such Note. A stock’s volatility, however, can change significantly over the term of the Notes. The price of the underlying stock for your Note could fall sharply, which could result in a significant loss of principal.
♦	The amount you receive on the Notes at maturity will exceed their stated principal amount only in limited circumstances — Even though you will be subject to the risk of a decline in the price of the applicable underlying stock, you will generally not participate in any appreciation in the price of the applicable underlying stock. Your return on the Notes will not exceed the coupon payable on the Notes except for the situation in which (1) the closing price of the applicable underlying stock is less than the applicable trigger price on at least one day during the observation period (and, therefore, you receive shares instead of cash at maturity) and (2) the closing price of the applicable underlying stock at maturity is greater than the initial price.
♦	Single Stock Risk — The price of the applicable underlying stock can rise or fall sharply due to factors specific to that underlying stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
♦	There may be little or no secondary market for the Notes — No offering of the Notes will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Notes may not develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.
♦	Owning the Notes is not the same as owning the applicable underlying stock — The return on your Notes may not reflect the return you would realize if you actually owned the applicable underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the applicable underlying stock over the term of your Notes. Furthermore, the applicable underlying stock may appreciate substantially during the observation period and you will not participate in such appreciation unless the closing price of the applicable underlying stock falls below the trigger price at least once during the observation period. Moreover, you will only participate in the appreciation in these circumstances if the market price of the applicable underlying stock on the maturity date is greater than the initial price.
♦	Credit of UBS — An investment in the Notes is subject to the credit risk of UBS, and the actual and perceived creditworthiness of UBS may affect the market value of the Notes.
♦	Price prior to maturity — The market price of your Notes will be influenced by many unpredictable and interrelated factors, including the market price of the applicable underlying stock and the expected price volatility of the applicable underlying stock, the dividend rate on the applicable underlying stock, the time remaining to the maturity of your Notes, interest rates, geopolitical conditions, economic, financial and political, regulatory or judicial events.
♦	Impact of fees on secondary market prices — Generally, the market price of the Notes in the secondary market is likely to be lower than the initial public offering price of the Notes, since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.
♦	Potential UBS impact on market price of underlying stock — Trading or transactions by UBS or its affiliates in the applicable underlying stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the applicable underlying stock may adversely affect the market price of the applicable underlying stock and, therefore, the market value of your Notes.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the applicable underlying stock, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the closing price on any trading day has fallen below the applicable trigger price and accordingly the payment at maturity on your Notes. The calculation agent may postpone the maturity date if a market disruption event occurs and is continuing on the final valuation date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates have recently published research or other opinions that may be inconsistent with the investment view implicit in each of the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying stock to which the Notes are linked.

♦	Antidilution adjustments — Although the calculation agent will adjust the amount payable at maturity by adjusting the number of shares of the applicable underlying stock that may be delivered for certain corporate events affecting the applicable underlying stock, such as stock splits and stock dividends, and certain other actions involving the applicable underlying stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the applicable underlying stock. If an event occurs that does not require the calculation agent to adjust the number of shares of underlying stock that may be delivered at maturity, the market value of your Notes and the payment at maturity may be materially and adversely affected.
♦	In some circumstances, the payment you receive on the Notes may be based on the common stock of another company and not the applicable underlying stock — Following certain corporate events relating to the respective issuer of the applicable underlying stock where such issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the common stock of a successor to the respective underlying stock issuer or any cash or any other assets distributed to holders of the applicable underlying stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see “Antidilution and Reorganization Adjustments” on page 15 and the sections “General Terms of the Notes — Antidilution Adjustments” and “—Reorganization Events” beginning on page PS-20 of the YONCP product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity you will only receive an amount in cash equal to your principal amount unless the closing price of the applicable underlying stock falls below the trigger price (as such trigger price may be adjusted by the calculation agent upon occurrence of one or more such events) on any trading day during the observation period.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section above entitled “What Are the Tax Consequences of the Notes?” and the section entitled “Supplemental U.S. Tax Considerations” on page PS-29 of the YONCP product supplement and consult your tax advisor about your tax situation.
Hypothetical Examples

Hypothetical Examples — Note Returns at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	12 months
Coupon per annum:	10%
Initial price of the applicable underlying stock:	$50.00 per share
Trigger price:	$37.50 (75% of the initial price)
Principal amount:	$50.00 per Note (set equal to the initial price)
Dividend yield on the underlying stock**:	1%
*	Actual coupon and terms for each Note to be set on the trade date.
**	Full annual dividend yield assumed received by holders of the stock during the term of the Notes.

Scenario #1: The closing price of the stock never falls below the trigger price of $37.50 during the observation period.

Since the closing price of the underlying stock did not fall below the trigger price of $37.50 on any trading day during the observation period, principal is protected and you will receive at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the stock if the price appreciation of the stock (plus dividends, if any) is less than 10%.

If the closing price of the underlying stock on the final valuation date is $50.00 (no change in the price of the stock):

Payment at Maturity:	$50.00
Coupons:	5.00	($1.25 × 4 = $5.00)
Total	$55.00
Total Return on the Notes:	10%

In this example, the total return on the Notes is 10% while the total return on the stock is 1% (including dividends).

If the closing price of the underlying stock on the final valuation date is $65.00 (an increase of 30%):

Payment at Maturity:	$50.00
Coupons:	5.00	($1.25 × 4 = $5.00)
Total	$55.00
Total Return on the Notes:	10%

In this example, the total return on the Notes is 10% while the total return on the stock is 31% (including dividends).

If the closing price of the underlying stock on the final valuation date is $40.00 (a decline of 20%):

Payment at Maturity:	$50.00
Coupons:	5.00	($1.25 × 4 = $5.00)
Total	$55.00
Total Return on the Notes:	10%

In this example, the total return on the Notes is 10% while the total return on the stock is a loss of 19% (including dividends).

Scenario #2: The closing price of the stock falls below the trigger price of $37.50 during the observation period.

Since the closing price of the underlying stock fell below the trigger price of $37.50 on one or more trading days during the observation period, you will receive at maturity one share of the underlying stock for every Note you hold. The value received at maturity and the total return on the Notes at that time depends on the closing price of the underlying stock on the maturity date.

If the closing price of the underlying stock on the final valuation date is $35.00 (a decline of 30%):

Value of share received:	$35.00
Coupons:	5.00	($1.25 × 4 = $5.00)
Total	$40.00
Total return on the Notes:	-20%

In this example, the total return on the Notes is a loss of 20% while the total return on the stock is a loss of 29% (including dividends).

If the closing price on the final valuation date is $42.00 (a decline of 16%):

Value of share received:	$42.00
Coupons:	5.00	($1.25 × 4 = $5.00)
Total	$47.00
Total return on the Notes:	-6%

In this example, the total return on the Notes is a loss of 6% while the total return on the stock is a loss of 15% (including dividends).

If the closing price on the final valuation date is $55.00 (an increase of 10%):

Value of share received:	$55.00
Coupons:	5.00	($1.25 × 4 = $5.00)
Total	$60.00
Total return on the Notes:	20%

In this example, the total return on the Notes is 20% while the total return on the stock is 11% (including dividends).

Hypothetical Return Table of the Notes at Maturity

The table below is based on the following assumptions*:

Term:	12 months
Coupon per annum:	10%
Initial price:	$50.00 per share
Trigger price:	$37.50 (75% of the initial price)
Principal amount:	$50.00 per Note (set equal to the initial price)
Dividend yield on the underlying stock**:	1%
*	Actual coupon and terms for each Note to be set on the trade date.
**	Full annual dividend yield assumed received by holders of the stock during the term of the Notes.

Underlying Stock			Trigger Event Does Not Occur(1)		Trigger Event Occurs(2)
Final Stock Price(3)	Stock Price Return	Total Return at Maturity(4)	Payment at Maturity	Total Return at Maturity(5)	Payment at Maturity(6)	Total Return at Maturity
$75.00	50%	51%	$55.00	10%	$80.00	60%
$72.50	45%	46%	$55.00	10%	$77.50	55%
$70.00	40%	41%	$55.00	10%	$75.00	50%
$67.50	35%	36%	$55.00	10%	$72.50	45%
$65.00	30%	31%	$55.00	10%	$70.00	40%
$62.50	25%	26%	$55.00	10%	$67.50	35%
$60.00	20%	21%	$55.00	10%	$65.00	30%
$57.50	15%	16%	$55.00	10%	$62.50	25%
$55.00	10%	11%	$55.00	10%	$60.00	20%
$52.50	5%	6%	$55.00	10%	$57.50	15%
$50.00	0%	1%	$55.00	10%	$55.00	10%
$47.50	-5%	-4%	$55.00	10%	$52.50	5%
$45.00	-10%	-9%	$55.00	10%	$50.00	0%
$42.50	-15%	-14%	$55.00	10%	$47.50	-5%
$40.00	-20%	-19%	$55.00	10%	$45.00	-10%
$37.50	-25%	-24%	$55.00	10%	$42.50	-15%
$35.00	-30%	-29%	n/a	n/a	$40.00	-20%
$32.50	-35%	-34%	n/a	n/a	$37.50	-25%
$30.00	-40%	-39%	n/a	n/a	$35.00	-30%
$27.50	-45%	-44%	n/a	n/a	$32.50	-35%
$25.00	-50%	-49%	n/a	n/a	$30.00	-40%
$22.50	-55%	-54%	n/a	n/a	$27.50	-45%
(1)	A trigger event does not occur if the closing price of the underlying stock never falls below the trigger price on any trading day during the observation period.
(2)	A trigger event occurs if the closing price of the underlying stock falls below the trigger price on at least one trading day during the observation period.
(3)	The Final Stock Price is as of the Final Valuation Date.
(4)	The total return at maturity on the underlying stock includes a 1% cash dividend payment.
(5)	The total return at maturity on the Notes includes coupon payments.
(6)	Payment will consist, in part, of underlying stock valued as of the Final Valuation Date.
Information about the Underlying Stocks

Included on the following pages is a brief description of the underlying issuers of each of the respective underlying stocks. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the underlying stocks. The information given below is for the four calendar quarters in each of 2003, 2004, 2005, 2006 and 2007. Partial data is provided for the first calendar quarter of 2008. We obtained the closing price information set forth below from Bloomberg, L.P. without independent verification. You should not take the historical prices of the underlying stocks as an indication of future performance.

Each of the underlying stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the underlying stocks with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the respective issuers of the underlying stocks under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

McDonald’s Corporation

According to publicly available information, McDonald’s Corporation (“McDonald’s”) operates as a food service retailer worldwide. Information filed by McDonald’s with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-05231, or its CIK Code: 0000063908. McDonald’s website is http://www.mcdonalds.com. McDonald’s common stock is listed on the New York Stock Exchange under the ticker symbol “MCD.”

Historical Information

The following table sets forth the quarterly high and low closing prices for McDonald’s common stock, based on daily closing prices on the primary exchange for McDonald’s, as reported by Bloomberg L.P. McDonald’s closing price on February 5, 2008 was $53.84. The actual initial price will be the closing price of McDonald’s common stock on the trade date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2003	3/31/2003	$17.33	$12.38	$14.46
4/1/2003	6/30/2003	$22.53	$14.05	$22.06
7/1/2003	9/30/2003	$23.93	$20.49	$23.54
10/1/2003	12/31/2003	$26.56	$23.74	$24.83
1/2/2004	3/31/2004	$29.85	$24.64	$28.57
4/1/2004	6/30/2004	$29.36	$25.31	$26.00
7/1/2004	9/30/2004	$28.16	$25.75	$28.03
10/1/2004	12/31/2004	$32.66	$27.55	$32.06
1/3/2005	3/31/2005	$34.21	$30.89	$31.14
4/1/2005	6/30/2005	$31.49	$27.75	$27.75
7/1/2005	9/30/2005	$34.69	$27.70	$33.49
10/3/2005	12/30/2005	$35.50	$31.55	$33.72
1/3/2006	3/31/2006	$36.37	$33.86	$34.36
4/3/2006	6/30/2006	$35.96	$31.94	$33.60
7/3/2006	9/29/2006	$39.79	$33.04	$39.12
10/2/2006	12/29/2006	$44.36	$39.80	$44.33
1/3/2007	3/30/2007	$46.05	$42.91	$45.05
4/2/2007	6/29/2007	$52.50	$45.23	$50.76
7/2/2007	9/28/2007	$55.45	$47.56	$54.47
10/1/2007	12/31/2007	$63.13	$56.02	$58.91
1/2/2008*	2/5/2008*	$58.17*	$50.75*	$53.84*
*	As of the date of this free writing prospectus available information for the first calendar quarter of 2008 includes data for the period from January 2, 2008 through February 5, 2008. Accordingly, the ”Quarterly High,” ”Quarterly Low” and ”Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2008.

The graph below illustrates the performance of McDonald’s common stock from December 31, 1997 through February 5, 2008, based on information from Bloomberg L.P. The dotted line represents a hypothetical trigger price, equal to 75% of the closing price on February 5, 2008. The actual trigger price will be based on the closing price of McDonald’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

AT&T Inc.

According to publicly available information, AT&T Inc. (“AT&T”) provides telecommunication services and products to residential, business, and governmental customers worldwide. Information filed by AT&T with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-08610, or its CIK Code: 0000732717. AT&T’s website is http://www.att.com. AT&T’s common stock is listed on the New York Stock Exchange under the ticker symbol “T.”

Historical Information

The following table sets forth the quarterly high and low closing prices for AT&T’s common stock, based on daily closing prices on the primary exchange for AT&T, as reported by Bloomberg L.P. AT&T’s closing price on February 5, 2008 was $36.73. The actual initial price will be the closing price of AT&T’s common stock on the trade date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2003	3/31/2003	$31.19	$19.34	$20.06
4/1/2003	6/30/2003	$26.53	$19.98	$25.55
7/1/2003	9/30/2003	$26.60	$21.82	$22.25
10/1/2003	12/31/2003	$26.07	$21.40	$26.07
1/2/2004	3/31/2004	$27.59	$23.71	$24.54
4/1/2004	6/30/2004	$25.50	$23.50	$24.25
7/1/2004	9/30/2004	$26.84	$23.00	$25.95
10/1/2004	12/31/2004	$27.20	$24.75	$25.77
1/3/2005	3/31/2005	$25.59	$23.04	$23.69
4/1/2005	6/30/2005	$24.20	$22.96	$23.75
7/1/2005	9/30/2005	$24.97	$23.36	$23.97
10/3/2005	12/30/2005	$25.30	$22.10	$24.49
1/3/2006	3/31/2006	$28.45	$24.45	$27.04
4/3/2006	6/30/2006	$27.89	$24.74	$27.89
7/3/2006	9/29/2006	$33.49	$26.56	$32.56
10/2/2006	12/29/2006	$35.75	$31.78	$35.75
1/3/2007	3/30/2007	$39.44	$33.81	$39.43
4/2/2007	6/29/2007	$41.50	$38.64	$41.50
7/2/2007	9/28/2007	$42.83	$37.92	$42.31
10/1/2007	12/31/2007	$42.44	$36.35	$41.56
1/2/2008*	2/5/2008*	$41.43*	$35.26*	$36.73*
*	As of the date of this free writing prospectus available information for the first calendar quarter of 2008 includes data for the period from January 2, 2008 through February 5, 2008. Accordingly, the ”Quarterly High,” ”Quarterly Low” and ”Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2008.

The graph below illustrates the performance of AT&T’s common stock from December 31, 1997 through February 5, 2008, based on information from Bloomberg L.P. The dotted line represents a hypothetical trigger price, equal to 70% of the closing price on February 5, 2008. The actual trigger price will be based on the closing price of AT&T’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Dell Inc.

According to publicly available information, Dell Inc. (“Dell”) engages in the design, development, manufacture, marketing, sale and support of various computer systems and services worldwide. Information filed by Dell with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-17017, or its CIK Code: 0000826083. Dell’s website is http://www.dell.com. Dell’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “DELL.”

Historical Information

The following table sets forth the quarterly high and low closing prices for Dell’s common stock, based on daily closing prices on the primary exchange for Dell, as reported by Bloomberg L.P. Dell’s closing price on February 5, 2008 was $19.12. The actual initial price will be the closing price of Dell’s common stock on the trade date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2003	3/31/2003	$28.78	$22.86	$27.31
4/1/2003	6/30/2003	$32.46	$27.21	$31.96
7/1/2003	9/30/2003	$34.91	$30.92	$33.39
10/1/2003	12/31/2003	$36.99	$32.65	$33.96
1/2/2004	3/31/2004	$36.02	$31.14	$33.62
4/1/2004	6/30/2004	$36.67	$34.05	$35.82
7/1/2004	9/30/2004	$36.18	$33.12	$35.60
10/1/2004	12/31/2004	$42.39	$34.25	$42.14
1/3/2005	3/31/2005	$41.82	$38.03	$38.42
4/1/2005	6/30/2005	$40.77	$34.83	$39.51
7/1/2005	9/30/2005	$41.54	$33.37	$34.20
10/3/2005	12/30/2005	$33.97	$28.85	$29.99
1/3/2006	3/31/2006	$32.00	$28.90	$29.76
4/3/2006	6/30/2006	$29.85	$23.63	$24.41
7/3/2006	9/29/2006	$24.59	$19.94	$22.84
10/2/2006	12/29/2006	$27.62	$23.00	$25.09
1/3/2007	3/30/2007	$27.28	$21.79	$23.21
4/2/2007	6/29/2007	$28.55	$23.36	$28.55
7/2/2007	9/28/2007	$29.34	$25.93	$27.60
10/1/2007	12/31/2007	$30.60	$23.57	$24.51
1/2/2008*	2/5/2008*	$24.39*	$19.12*	$19.12*
*	As of the date of this free writing prospectus available information for the first calendar quarter of 2008 includes data for the period from January 2, 2008 through February 5, 2008. Accordingly, the ”Quarterly High,” ”Quarterly Low” and ”Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2008.

The graph below illustrates the performance of Dell’s common stock from December 31, 1997 through February 5, 2008, based on information from Bloomberg L.P. The dotted line represents a hypothetical trigger price, equal to 70% of the closing price on February 5, 2008. The actual trigger price will be based on the closing price of Dell’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Oracle Corporation

According to publicly available information, Oracle Corporation (“Oracle”) engages in the development, manufacture, distribution, servicing, and marketing of database, middleware and application software. Information filed by Oracle with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-51788, or its CIK Code: 0001341439. Oracle’s website is http://www.oracle.com. Oracle’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “ORCL.”

Historical Information

The following table sets forth the quarterly high and low closing prices for Oracle’s common stock, based on daily closing prices on the primary exchange for Oracle, as reported by Bloomberg L.P. Oracle’s closing price on February 5, 2008 was $19.25. The actual initial price will be the closing price of Oracle’s common stock on the trade date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2003	3/31/2003	$13.11	$10.68	$10.85
4/1/2003	6/30/2003	$13.64	$10.76	$12.02
7/1/2003	9/30/2003	$13.75	$11.22	$11.22
10/1/2003	12/31/2003	$13.34	$11.42	$13.20
1/2/2004	3/31/2004	$14.90	$11.36	$12.01
4/1/2004	6/30/2004	$12.77	$10.95	$11.93
7/1/2004	9/30/2004	$11.81	$9.86	$11.28
10/1/2004	12/31/2004	$14.63	$11.99	$13.72
1/3/2005	3/31/2005	$13.97	$12.33	$12.48
4/1/2005	6/30/2005	$13.57	$11.54	$13.20
7/1/2005	9/30/2005	$14.04	$12.19	$12.39
10/3/2005	12/30/2005	$12.97	$11.97	$12.21
1/3/2006	3/31/2006	$13.99	$12.20	$13.69
4/3/2006	6/30/2006	$14.93	$13.18	$14.49
7/3/2006	9/29/2006	$18.23	$14.10	$17.74
10/2/2006	12/29/2006	$19.66	$17.10	$17.14
1/3/2007	3/30/2007	$18.49	$16.29	$18.13
4/2/2007	6/29/2007	$19.88	$18.49	$19.71
7/2/2007	9/28/2007	$21.99	$19.11	$21.65
10/1/2007	12/31/2007	$23.04	$19.36	$22.58
1/2/2008*	2/5/2008*	$23.07*	$19.25*	$19.25*
*	As of the date of this free writing prospectus available information for the first calendar quarter of 2008 includes data for the period from January 2, 2008 through February 5, 2008. Accordingly, the ”Quarterly High,” ”Quarterly Low” and ”Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2008.

The graph below illustrates the performance of Oracle’s common stock from December 31, 1997 through February 5, 2008, based on information from Bloomberg L.P. The dotted line represents a hypothetical trigger price, equal to 70% of the closing price on February 5, 2008. The actual trigger price will be based on the closing price of Oracle’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Schlumberger N.V. (Schlumberger Limited)

According to publicly available information, Schlumberger N.V. (Schlumberger Limited) (“Schlumberger”) operates as an oilfield services company in the United States and internationally. Information filed by Schlumberger with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-04601, or its CIK Code: 0000087347. Schlumberger’s website is http://www.slb.com. Schlumberger’s common stock is listed on the New York Stock Exchange under the ticker symbol “SLB.”

Historical Information

The following table sets forth the quarterly high and low closing prices for Schlumberger’s common stock, based on daily closing prices on the primary exchange for Schlumberger, as reported by Bloomberg L.P. Schlumberger’s closing price on February 5, 2008 was $76.93. The actual initial price will be the closing price of Schlumberger’s common stock on the trade date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2003	3/31/2003	$21.55	$18.04	$19.01
4/1/2003	6/30/2003	$24.89	$18.71	$23.79
7/1/2003	9/30/2003	$25.54	$22.32	$24.20
10/1/2003	12/31/2003	$27.84	$23.05	$27.36
1/2/2004	3/31/2004	$33.24	$26.35	$31.93
4/1/2004	6/30/2004	$32.08	$27.73	$31.76
7/1/2004	9/30/2004	$33.83	$29.46	$33.66
10/1/2004	12/31/2004	$34.63	$30.61	$33.48
1/3/2005	3/31/2005	$39.00	$31.74	$35.24
4/1/2005	6/30/2005	$39.09	$32.58	$37.97
7/1/2005	9/30/2005	$43.62	$37.91	$42.19
10/3/2005	12/30/2005	$51.44	$39.24	$48.58
1/3/2006	3/31/2006	$65.33	$52.10	$63.29
4/3/2006	6/30/2006	$73.37	$54.51	$65.11
7/3/2006	9/29/2006	$68.07	$54.73	$62.03
10/2/2006	12/29/2006	$68.92	$57.46	$63.16
1/3/2007	3/30/2007	$70.67	$56.52	$69.10
4/2/2007	6/29/2007	$89.20	$71.39	$84.94
7/2/2007	9/28/2007	$107.27	$85.84	$105.00
10/1/2007	12/31/2007	$112.09	$89.17	$98.37
1/2/2008*	2/5/2008*	$102.31*	$75.46*	$76.93*
*	As of the date of this free writing prospectus available information for the first calendar quarter of 2008 includes data for the period from January 2, 2008 through February 5, 2008. Accordingly, the ”Quarterly High,” ”Quarterly Low” and ”Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2008.

The graph below illustrates the performance of Schlumberger’s common stock from December 31, 1997 through February 5, 2008, based on information from Bloomberg L.P. The dotted line represents a hypothetical trigger price, equal to 70% of the closing price on February 5, 2008. The actual trigger price will be based on the closing price of Schlumberger’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Monsanto Company

According to publicly available information, Monsanto Company (“Monsanto”) provides agricultural products for farmers principally in the United States. Information filed by Monsanto with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-16167, or its CIK Code: 0001110783. Monsanto’s website is http://www.monsanto.com. Monsanto’s common stock is listed on the New York Stock Exchange under the ticker symbol “MON.”

Historical Information

The following table sets forth the quarterly high and low closing prices for Monsanto’s common stock, based on daily closing prices on the primary exchange for Monsanto, as reported by Bloomberg L.P. Monsanto’s closing price on February 5, 2008 was $107.57. The actual initial price will be the closing price of Monsanto’s common stock on the trade date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2003	3/31/2003	$9.89	$7.04	$8.20
4/1/2003	6/30/2003	$11.20	$7.87	$10.82
7/1/2003	9/30/2003	$13.03	$10.51	$11.97
10/1/2003	12/31/2003	$14.39	$11.62	$14.39
1/2/2004	3/31/2004	$18.34	$14.12	$18.34
4/1/2004	6/30/2004	$19.25	$15.99	$19.25
7/1/2004	9/30/2004	$18.73	$17.30	$18.21
10/1/2004	12/31/2004	$28.10	$18.37	$27.78
1/3/2005	3/31/2005	$32.25	$25.50	$32.25
4/1/2005	6/30/2005	$33.92	$28.14	$31.44
7/1/2005	9/30/2005	$33.69	$28.54	$31.38
10/3/2005	12/30/2005	$39.04	$28.45	$38.77
1/3/2006	3/31/2006	$43.99	$39.31	$42.38
4/3/2006	6/30/2006	$44.30	$38.05	$42.10
7/3/2006	9/29/2006	$48.24	$41.02	$47.01
10/2/2006	12/29/2006	$53.08	$42.99	$52.53
1/3/2007	3/30/2007	$56.48	$49.85	$54.96
4/2/2007	6/29/2007	$67.55	$57.18	$67.54
7/2/2007	9/28/2007	$85.74	$62.72	$85.74
10/1/2007	12/31/2007	$115.33	$84.24	$111.69
1/2/2008*	2/5/2008*	$127.25*	$99.49*	$107.57*
*	As of the date of this free writing prospectus available information for the first calendar quarter of 2008 includes data for the period from January 2, 2008 through February 5, 2008. Accordingly, the ”Quarterly High,” ”Quarterly Low” and ”Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2008.

The graph below illustrates the performance of Monsanto’s common stock from December 31, 1997 through February 5, 2008, based on information from Bloomberg L.P. The dotted line represents a hypothetical trigger price, equal to 50% of the closing price on February 5, 2008. The actual trigger price will be based on the closing price of Monsanto’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of September 30, 2007 (unaudited)	CHF	USD
	(in millions)
Debt
Debt issued(1)	422,254	362,705
Total Debt	422,254	362,705
Minority Interest(2)	6,160	5,291
Shareholders' equity	48,227	41,427
Total capitalization	476,643	409,424
(1)	includes Money Market Paper and Medium Term Notes as per Balance sheet position
(2)	includes Trust preferred securities

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.85897 (the exchange rate in effect as of September 30, 2007).

Additional Terms of the Notes

Maturity Date

The maturity date for your Notes will be on or about February 27, 2009 unless that day is not a business day, in which case the maturity date will be the next following business day. If the calculation agent postpones the final valuation date, the maturity date will be postponed to maintain the same number of business days between the final valuation date and the maturity date as existed prior to the postponement of the final valuation date. The calculation agent may postpone the final valuation date if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under “General Terms of the Notes — Market Disruption Event” beginning on page PS-19 of the accompanying YONCP product supplement. In no event, however, will the final valuation date — and, therefore, the maturity date — for the Notes be postponed by more than ten business days.

The postponement of the maturity date for one offering of the Notes will not affect the maturity date for any other offering of the Notes.

Antidilution Adjustments

The following provisions supplement, and to the extent inconsistent therewith, replace the provisions under “General Terms of the Notes — Antidilution Adjustments” in the accompanying YONCP product supplement.

If one or more dilution or reorganization events occur affecting the shares of the applicable underlying stock, each as described in the accompanying YONCP product supplement, and the calculation agent determines that the event has a dilutive or concentrative effect on the theoretical value of the applicable underlying stock, the calculation agent will calculate a corresponding adjustment to the share delivery amount and the trigger price as the calculation agent determines appropriate to account for that dilutive or concentrative effect. Each such adjustment will be made with a view to offsetting, to the extent practical, any change in your economic position as a holder of the Notes that results solely from that event. The calculation agent may, in its sole discretion, make any adjustments as necessary to ensure an equitable result. The terms that may be so modified by the calculation agent include, but are not limited to, the amount and type of property or properties that may be required to be delivered at maturity, the number of shares of the applicable underlying stock that may be required to be delivered at maturity and the trigger price of the underlying stock. The calculation agent may make additional adjustments not described in the accompanying YONCP product supplement or in this free writing prospectus, if, in the calculation agent's sole discretion, any adjustments so described do not achieve an equitable result or otherwise.

No such adjustment will be required unless such adjustment would result in a change of at least 0.1% in the number of shares of the applicable underlying stock that may be required to be delivered at maturity. The exchange rate resulting from any adjustment shall be rounded up or down, as appropriate, to the nearest thousandth, with one-half cent and five hundredths being rounded upward.

Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity you will receive an amount in cash equal to your principal amount unless the closing price of the applicable underlying stock falls below the trigger price (as such trigger price may be adjusted by the calculation agent upon occurrence of one or more such events as described above) on any trading day during the observation period.